Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE

Helios Technologies Extends History of Quarterly Dividends With

118th Consecutive Cash Dividend

SARASOTA, FL, June 17, 2026 — Helios Technologies, Inc. (NYSE: HLIO) (“Helios” or the “Company”), a global leader in highly engineered motion control and electronic controls technology, announced that its Board of Directors declared a quarterly cash dividend of $0.12 per common share. Helios has declared consecutive quarterly dividends to its stockholders for over 29 years, beginning with the first quarter of 1997.

The dividend will be payable on July 24, 2026, to stockholders of record as of July 10, 2026. Helios Technologies has approximately 33.0 million shares of common stock outstanding.

About Helios Technologies
Helios Technologies is a global leader in highly engineered motion control and electronic controls technology, providing premium products that ensure safety, reliability, and seamless connectivity to diverse end markets including agriculture, construction, data centers, energy, health and wellness, industrial, marine, material handling, and recreational vehicles. Helios sells its products to customers in over 80 countries around the world. Its strategy is to be a diversified, customer-centric global enterprise distinguished by innovation, operational speed, and a high-performance culture. The Company has paid a cash dividend to its shareholders every quarter since becoming a public company in 1997. For more information please visit: www.heliostechnologies.com and follow us on LinkedIn.

For more information, contact:
Tania Almond
Vice President, Investor Relations and Corporate Communication
+1 (941) 362-1333
tania.almond@HLIO.com

Deborah Pawlowski
Alliance Advisors LLC
+1 (716) 843-3908
dpawlowski@allianceadvisors.com

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Helios Technologies | 7456 16th St E| Sarasota, FL 34243 | 941-362-1200